KAPSON SENIOR QUARTERS CORP.
                             242 Crossways Park West
                            Woodbury, New York 11797


Dear Stockholder:


It is my pleasure to invite you to the Annual Meeting of Stockholders of Kapson Senior Quarters Corp. to be held on Friday, July 18, 1997, at 10:00 a.m., local time, at the offices of the Company, 242 Crossways Park West, Woodbury, New York 11797.

Whether or not you plan to attend and regardless of the number of shares you own, it is important that your shares be represented at the meeting. Accordingly, you are urged to sign, date and return your proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States.

I sincerely hope you will be able to join us at the meeting. The officers and directors of the Company look forward to seeing you at that time.


                                        Sincerely,


                                        Glenn Kaplan
                                        Chairman and Chief Executive Officer

                                        June 23, 1997

                          KAPSON SENIOR QUARTERS CORP.
                             242 Crossways Park West
                            Woodbury, New York 11797


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



     The annual meeting of stockholders of KAPSON SENIOR QUARTERS CORP. will be held at the offices of the Company, 242 Crossways Park West, Woodbury, New York 11797, on Friday, July 18, 1997, at 10:00 a.m., local time, for the following purposes:

     1. To elect three Class I directors to hold office for a term of three years;

     2. To ratify the appointment of Coopers & Lybrand L.L.P. as the independent public accountants of the Company; and

     3. To transact any such other business as may properly come before the meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on Friday, June 6, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournments thereof.


IF YOU ARE UNABLE TO BE PRESENT PERSONALLY, PLEASE SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.


                                   BY ORDER OF THE BOARD OF DIRECTORS


                                   Wayne L. Kaplan
                                   Secretary

                                   June 23, 1997

                          KAPSON SENIOR QUARTERS CORP.
                             242 Crossways Park West
                            Woodbury, New York 11797


                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS


     The accompanying proxy is solicited by and on behalf of the Board of Directors of Kapson Senior Quarters Corp., a Delaware corporation (the "Company"), to be used at the Annual Meeting of Stockholders to be held at the offices of the Company, 242 Crossways Park West, Woodbury, New York 11797, on Friday, July 18, 1997 at 10:00 a.m., local time, and at any adjournments thereof.

     When the accompanying proxy is properly executed and returned, the shares of common stock of the Company, par value $ .01 per share (the "Common Stock"), it represents will be voted at the meeting in accordance with any directions noted thereon and, if no direction is indicated, the shares it represents will be voted: (i) FOR the election of the three nominees for Class I directors of the Company listed herein; (ii) FOR the ratification of the appointment of Coopers & Lybrand L.L.P. as independent public accountants of the Company for the current fiscal year; and (iii) in the discretion of the holders of the proxy with respect to any other business that may properly come before the meeting and at any adjournments thereof. Any stockholder signing and delivering a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. Any stockholder attending the meeting in person may withdraw his proxy and vote his shares.

     The cost of this solicitation of proxies will be borne by the Company. Solicitations will be made primarily by mail; however, officers and regular employees of the Company may solicit proxies personally or by telephone or by telegram. Those persons will not be compensated specially for such services. The Company may reimburse brokers, banks, custodians, nominees and fiduciaries holding shares of Common Stock in their names or in the names of their nominees for their reasonable charges and expenses in forwarding proxies and proxy material to the beneficial owners of such shares.

     A copy of the Notice of Annual Meeting of Stockholders accompanies this Proxy Statement. The approximate date on which this Proxy Statement first will be mailed to stockholders of the Company is June 23, 1997.

                                 VOTING RIGHTS

     Only holders of record of shares of Common Stock at the close of business on June 6, 1997 will be entitled to notice of and to vote at the Annual Meeting of Stockholders. On that date, the Company had outstanding 7,750,000 shares of Common Stock, the holders of which are entitled to one vote per share on each matter to come before the Annual Meeting. Voting rights are non-cumulative.

     The presence, in person or by proxy, of stockholders holding a majority of the outstanding shares of Common Stock will constitute a quorum at the Annual Meeting. Directors will be elected at the Annual Meeting by a plurality of the votes cast (i.e., the three nominees receiving the greatest number of votes will be elected as directors). Abstentions and broker non-votes (which occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner) are counted for purposes of determining the presence or absence of a quorum at the meeting. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, but broker non-votes are not counted for purposes of determining whether a proposal has been approved.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

     The seven directors of the Company are divided into classes having staggered terms of three years. At the Annual Meeting, three persons are to be elected for a three-year term expiring in 2000. It is intended that the persons named in the accompanying form of proxy will vote for the election of the nominees named below for the term expiring in 2000 (or for a substitute nominee in the event of contingencies not known at present), unless the stockholders submitting the proxies specify otherwise. The other directors will continue in office for the remainder of their respective terms as indicated below.

     If any nominee is unable or unwilling to serve, the shares to be voted for such nominee that are represented by proxies will be voted for any substitute nominee designated by the Board of Directors; if none, the size of the Board of Directors will be reduced. The Company has no reason to believe that the nominees will be unable or unwilling to serve if elected.

     The following provides information about each nominee and continuing director as of April 30, 1997, including data on their business backgrounds and the names of public companies and other selected entities for which they also serve as directors. The nominees named below have served as directors during the fiscal year ended December 31, 1996.

       Class I - To Be Elected for a Term of Three Years Expiring in 2000

     Glenn Kaplan is the Chairman of the Board of Directors and Chief Executive Officer of the Company. Prior to June 1996, he was a partner and co-founder of The Kapson Group. Glenn received a B.S. degree in Accounting from the University of Bridgeport.

     Joseph G. Beck, director, is a founding principal and executive committee member of Shattuck Hammond Partners Inc. ("Shattuck Hammond"), a specialty health care investment banking firm based in New York. He directs Shattuck Hammond's activities in the area of long-term care and related companies. Prior to Shattuck Hammond, he was a Vice President (1987-1990) and Principal (1990-1993) at Cain Brothers, Shattuck & Company, a predecessor to Shattuck Hammond. From 1985 to 1987, he was a Vice President at Chemical Bank where he eventually directed the investment banking work with hospitals and other health care companies. Prior thereto, he was a senior credit analyst at Moody's Investors Services, Inc., a financial services company. From 1978 to 1982, he held several positions in health care regulation and policy analysis for various departments of the New York State Government and for the New York State Senate. Mr. Beck is a member of the Board of Trustees of The Lighthouse, a not-for-profit vision rehabilitation, research and training agency. He received a B.A. degree from LeMoyne College and a Masters degree in Health Policy and Management from the Harvard University School of Public Health.

     Bernard J. Korman, director, has been Chairman of the Board of Directors of The Graduate Health System, a Philadelphia-based, not-for-profit health system with hospitals in Pennsylvania and New Jersey, since December 1995. From 1983 to 1996, Mr. Korman was Chairman of the Board of Directors of PCI Services, Inc., a publicly-traded company. Since 1986, Mr. Korman has been Chairman of the Board of Directors of NutraMax Products, Inc., a publicly-traded consumer health care products company. From 1983 until 1996, Mr. Korman was President, Chief Executive Officer and a director of MEDIQ, Incorporated, a publicly-traded health care services company. Mr. Korman is currently a director of The New America High Income Fund, Pep Boys - Manny, Moe & Jack, Today's Man, Inc., Omega Healthcare Investors, Inc., InnoServ Technologies, Inc. and Kranzco Realty Trust. PCI Services, Inc. and NutraMax Products are affiliates of MEDIQ, Incorporated. Mr. Korman received a B.S. degree from the University of Pennsylvania and an L.L.B. degree from the University of Pennsylvania School of Law.

                   Class II - To Continue in Office Until 1998

     Wayne L. Kaplan is the Vice Chairman of the Board of Directors, Senior Executive Vice President, Secretary and General Counsel of the Company. Prior to June 1996, he was a partner and co-founder of The Kapson Group. Wayne is a member of the New York State Bar, and was appointed to the New York State Life Care Community Council. Additionally, he serves on the board of directors of the Assisted Living Federation of America, the Connecticut Assisted Living Association, the Empire State Association of Adult Homes and the New Jersey Assisted Living Association. Wayne received a B.S. degree in Business from the University of Rhode Island and a J.D. degree from the George Washington University School of Law.

     Dr. Risa Lavizzo-Mourey, director, has been Director of the Institute of Aging, Chief of the Division of Geriatric Medicine and Associate Executive Vice President for Health Policy at the University of Pennsylvania, Ralston-Penn Center, since 1994. From 1992 to 1994, Dr. Lavizzo-Mourey served with the Agency for Health Care Policy and Research, U.S. Public Health Service of the Department of Health and Human Services. Dr. Lavizzo-Mourey has been on the faculty of the University of Pennsylvania School of Medicine since 1986, and is currently the Sylvan Eisman Associate Professor of Medicine.

Dr. Lavizzo-Mourey is a director of Beverly Enterprises, Inc., Medicus Systems Corp., Managed Care Solutions, Inc. and Nellco Puritan Bennett Inc. Dr. Lavizzo-Mourey received an M.D. degree from the Harvard Medical School and an M.B.A. degree in Health Care Administration from The Wharton School of Business, University of Pennsylvania.

                  Class III - To Continue in Office Until 1999

     Evan A. Kaplan is the President, Chief Operating Officer and a director of the Company. Prior to June 1996, he was a partner and co-founder of The Kapson Group. Evan received a B.A. degree in Psychology from Syracuse University.

     Gerald Schuster, director, has been President and Chief Executive Officer of Continental Wingate Company, Inc., a real estate, health care and financial services company which is engaged in commercial mortgage lending and servicing, development and syndication of multi-family housing, and has developed and operated eight long-term care and rehabilitation facilities with 1,100 beds in New York and Massachusetts, since 1971. Mr. Schuster serves as Chairman of the Advisory Committee for the Massachusetts Housing Finance Agency, a state authority for the issuance of multi-family housing debt. Mr. Schuster received a B.B.A. degree from Clark University.

                    Executive Officers Who Are Not Directors

     Raymond DioGuardi has been the Chief Financial Officer of the Company since January 1997. From 1994 to January 1997, Mr. DioGuardi was Senior Vice President of Finance and Chief Financial Officer of Dataflex Corporation, a public company that sells computer hardware and related services. From 1989 to 1994, Mr. DioGuardi was Vice President of Finance, Chief Financial Officer and Secretary of Nathan's Famous, Inc. From 1977 to 1989, Mr. DioGuardi was employed by the accounting firm of Price Waterhouse, where he became a senior manager with responsibility for planning, coordinating and executing financial audits and special projects for major corporate clients. Mr. DioGuardi is a certified public accountant and received a B.A. degree in Business from Rutgers University.

     Officers are appointed by and serve at the discretion of the Board of Directors. Glenn Kaplan, Wayne L. Kaplan and Evan A. Kaplan (the "Kaplans") are brothers. There are no other family relationships among any directors or officers of the Company.

Committees of the Board of Directors

     Audit Committee. The Audit Committee, which consists of a majority of independent directors who are not affiliated with the Kaplans ("Independent Directors"), makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. Evan A. Kaplan, Bernard J. Korman and Risa Lavizzo-Mourey are the members of the Audit Committee. The Audit Committee did not hold any meetings in 1996.

     Compensation Committee. The Compensation Committee, which consists of a majority of Independent Directors, approves the salaries and other benefits of the executive officers of the Company and administers any non-stock based bonus or incentive compensation plans of the Company (excluding any cash awards intended to qualify for the exception for performance-based compensation under
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code")). In addition, the Compensation Committee consults with the Company's management regarding pension and other benefit plans and compensation policies and practices of the Company. Glenn Kaplan, Joseph G. Beck and Gerald Schuster are the members of the Compensation Committee. The Compensation Committee held one meeting in 1996.

     Stock Option Committee. The Stock Option Committee, consisting solely of directors who, to the extent legally required, qualify as "outside directors" under Section 162(m) of the Code and as "non-employee directors" under Rule 16b-3(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), administers any stock-based incentive plans of the Company, including the Incentive Plan. In addition, the Stock Option Committee is responsible for granting any cash awards intended to qualify for the exception for performance-based compensation under Section 162(m) of the Code. Bernard J. Korman, Risa Lavizzo-Mourey and Gerald Schuster are the members of the Stock Option Committee. The Stock Option Committee held one meeting in 1996.

     Nominating Committee. The Company does not have a nominating committee of the Board of Directors.

Meetings of Directors

     The Board of Directors held three meetings and acted by unanimous written consent several times in 1996. Each of the directors of the Company attended more than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served.

Compensation of Directors

     The Company pays its directors who are not employees of the Company an annual compensation fee of $10,000 and a per meeting fee of $500 for each directors meeting and each committee meeting attended. Under the Company's 1996 Stock Incentive Plan (the "Incentive Plan"), each non-employee director was granted a non-qualified option to purchase 10,000 shares of Common Stock at $10.00 per share (the price per share to the public in the Company's initial public offering) and each new non-employee director upon the date of his or her election or appointment will be granted a non-qualified option to purchase 10,000 shares of Common Stock at the fair market value on the date of grant. All options granted to non-employee directors will vest at the rate of 25% on each of the first four anniversaries of the date of grant, assuming the non-employee director is a director on those dates, and all such options generally will be exercisable for a period of ten years from the date of grant. Upon a Change of Control (as defined in the Incentive Plan) all unvested options (which have not yet expired) will automatically become 100% vested. Directors who are employees of the Company are not compensated for services as a director.

                                   PROPOSAL 2

                     RATIFICATION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has reappointed Coopers & Lybrand L.L.P. as the Company's independent accountants for the fiscal year ending December 31, 1997 and recommends the ratification by the stockholders of that reappointment. In the absence of instructions to the contrary, the shares of Common Stock represented by a proxy delivered to the Board of Directors will be voted FOR the ratification of the appointment of Coopers & Lybrand L.L.P.

     A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting of Stockholders and will be available to respond to appropriate questions and make such statements as he or she may desire.

                                 MANAGEMENT AND
                             PRINCIPAL STOCKHOLDERS

         The following table shows as of April 30, 1997 the beneficial ownership of Common Stock with respect to (i) each person who was known by the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock, (ii) each director and nominee for director, (iii) each executive officer of the Company, and (iv) directors and executive officers as a group.

Name and Address of              Positions and Offices                       Shares of Common Stock      Percent
Beneficial Owner (1)             with the Company                              Beneficially Owned        of Class
--------------------             ----------------                              ------------------        --------
Glenn Kaplan (2)                 Chairman of the Board of Directors and
                                 Chief Executive Officer                           4,150,000                53.5

Wayne L. Kaplan (2)              Vice Chairman of the Board of Directors,
                                 Senior Executive Vice President, Secretary
                                 and General Counsel                               4,150,000                53.5

Evan A. Kaplan (2)               President and Chief Operating Officer;
                                 Director                                          4,150,000                53.5

Raymond DioGuardi                Chief Financial Officer                               0                      0

Joseph G. Beck                   Director                                              0                      0

Bernard J. Korman                Director                                              0                      0

Risa Lavizzo-Mourey, M.D.        Director                                              0                      0

Gerald Schuster                  Director                                            2,500                    *

All directors and executive
officers as a group (8 persons)                                                    4,152,500                53.6

Sirach Capital Management, Inc.
600 University Street
Seattle, WA 98101 (3)                                                               730,300                  9.4

Fusion Capital Management, Inc.
237 Park Avenue
New York, NY 10012 (4)                                                              446,300                  5.8

Thomson Hortsmann & Bryant, Inc.
Park 80 West, Plaza Two
Saddle Brook, NJ 07663(5)                                                           431,300                  5.6

----------
*    Less than one percent.

(1) Unless otherwise indicated, the address of the listed persons is c/o Kapson Senior Quarters Corp., 242 Crossways Park West, Woodbury, New York 11797.

(2) Includes shares owned of record by the Kaplans, each of whom share voting and dispositive power over all of these shares, and Herbert Kaplan, who has a pecuniary interest in, and has shared voting and dispositive power over, 300,001 shares of Common Stock. Herbert Kaplan is the father of the Kaplans.

(3) Information regarding Sirach Capital Management, Inc. ("Sirach") was obtained from a Schedule 13G filed by it with the Securities and Exchange Commission on January 30, 1997. Such Schedule 13G states that Sirach, a Washington corporation, is an investment advisor that has sole voting power and sole dispositive power over 730,300 shares of Common Stock.

(4)  Information regarding Fusion Capital Management Inc. was obtained from a
     Schedule 13D, as amended, filed by it with the Securities and Exchange Commission on April 10, 1997. Such Schedule 13D states that Wayne M. Cooperman and Ricky C. Sandler (the "Reporting Persons") are the general partners of Fusion Partners, L.P., a Delaware limited partnership that owns 388,800 shares of Common Stock, and that the Reporting Persons own Fusion Capital Management, Inc., which is the investment manager of Fusion Offshore Fund Limited, a British Virgin Islands corporation that owns 27,500 shares of Common Stock. The Reporting Persons thus have shared voting and shared dispositive power over 416,300 shares of Common Stock. In addition, Mr. Cooperman has sole voting and dispositive power over 30,000 shares of Common Stock owned by a family partnership.

(5) Information regarding Thomson Horstmann & Bryant, Inc. ("THB") was obtained from a Schedule 13G filed by it with the Securities and Exchange Commission on January 16, 1997. Such Schedule 13G states that THB, a New York corporation, is a registered investment advisor that has sole voting power over 390,200 shares of Common Stock, shared voting power over 27,000 shares of Common Stock, and sole dispositive power over 431,300 shares of Common Stock.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding the compensation earned for services rendered in all capacities to the Company for the fiscal years ended December 31, 1996 and December 31, 1995 by the Company's Chief Executive Officer and each other executive officer whose salary and bonus for such fiscal year was in excess of $100,000.

                                                    Annual                                 Long Term
                                                 Compensation                             Compensation
                                      ----------------------------------     --------------------------------------

                                                                                Other
                                                                                Annual      Restricted   Securities
            Name and                                                         Compensation     Stock      Underlying    All Other
       Principal Position             Year      Salary ($)     Bonus ($)         ($)         Award(s)($)  Options#  Compensation ($)
       ------------------             ----      ----------     ---------         ---         -----------  --------  ----------------
Glenn Kaplan (1)                      1996      90,645(2)      26,500(3)      83,924(4)           0           0      31,825(5)
Chairman of the Board and Chief
Executive Officer                     1995      67,177              0         10,789(4)           0           0      39,500(5)

Wayne L. Kaplan (1)                   1996      90,645(2)      26,500(3)      75,114(4)           0           0      31,825(5)
Vice Chairman of the Board,
Senior Executive Vice President,      1995      67,177              0          2,113(4)           0           0      39,500(5)
Secretary and General Counsel

Evan A. Kaplan (1)                    1996      90,645(2)      26,500(3)      75,114(4)           0           0      31,825(5)
President and Chief Operating
Officer                               1995      67,177              0          1,982(4)           0           0      39,500(5)

-------------------
(1) Each of the Kaplans entered into an employment agreement (collectively, the "Employment Agreements") with the Company effective October 1, 1996 and is compensated from that date forward in accordance with the terms of that employment agreement. See "Employment Agreements."
(2) Represents, in each case, $44,508 paid as salary by the Predecessor of the Company, from January 1, 1996 through September 30, 1996, plus $46,137 paid as salary from October 1, 1996 through December 31, 1996 pursuant to the Employment Agreements.
(3) Pursuant to the Employment Agreements, the bonus amounts were awarded by the Compensation Committee and paid in 1997 for services rendered from October 1, 1996 through December 31, 1996.
(4) For 1996, represents: (i) fees paid by the Company under the Operating Agreements (as defined herein) from October 1, 1996 through December 31, 1996 ( $73,114 in each case); (ii) personal use of a Predecessor (as defined herein)/Company-paid automobile; and (iii) with respect to Glenn Kaplan only, partial payment of club membership dues. For 1995, represents:
     (i) personal use of a Predecessor-paid automobile; and (ii) with respect to Glenn Kaplan only, partial payment of club membership dues. See "Certain Transactions."
(5) For 1996 and 1995, represents, in each case, the Company's payment of premiums on a life insurance policy.

Stock Options

     None of the executive officers of the Company named in the Summary Compensation Table were granted any options or exercised any options during the year ended December 31, 1996.

Employment Agreements

     The Company has entered into substantially similar employment agreements with each of Glenn Kaplan (as Chairman and Chief Executive Officer), Wayne L. Kaplan (as Vice Chairman, Senior Executive Vice President, Secretary and General Counsel) and Evan A. Kaplan (as President and Chief Operating Officer) (each individually, an "Executive"). Each agreement provides for an initial five-year term which is automatically renewable for successive one-year terms (the "Employment Term") unless either party gives written notice to the other at least six months prior to the expiration of the then Employment Term. During the Employment Term, the Executive will be obligated to devote substantially all his business time, energy, skill and efforts to the performance of his duties under the agreement and shall faithfully serve the Company, subject to his right to perform his obligations as operator of one or more of the Company's facilities in his individual capacity.

     The agreement currently provides for an annual base salary of $237,000 (as adjusted annually in the discretion of the Compensation Committee and also for cost of living increases) and a discretionary bonus. The Compensation Committee shall determine the amount of the bonus to be awarded to the Kaplans, taking into account the operating results of the Company as well as such subjective factors as the Compensation Committee deems appropriate and in the best interests of the Company and its stockholders, which bonus amount will be shared equally by the Kaplans. In addition, under the agreement the Executive will be entitled to long-term disability coverage, use of an automobile and club membership, and benefits generally provided to executive employees.

     The agreement also provides that, during the Employment Term and thereafter, the Company will indemnify the Executive, to the fullest extent permitted by law, in connection with any claim against the Executive as a result of the Executive serving as an officer or director of the Company or in any capacity at the request of the Company in or with regard to any other entity, employee benefit plan or enterprise. Following the Executive's termination of employment, the Company will continue to cover the Executive under the Company's directors' and officers' insurance for the period during which the Executive may be subject to potential liability for any claim, action or proceeding (whether civil or criminal) as a result of his service as an officer or director of the Company at the highest level then maintained for any then or former officer or director.

     Any dispute or controversy arising under or in connection with the agreement (other than injunctive relief) shall be settled exclusively by arbitration. Each party shall bear its own legal fees except that, in the event the Executive prevails on any material issue, the arbitrator shall award the Executive his legal fees, except for those attributable to frivolous positions.

     The agreement may be terminated at any time by the Executive for Good Reason (including a Change in Control of the Company) or by the Company with or without Cause (as each capitalized term is defined in the agreement). Good Reason also includes an event of default or termination, other than in accordance with its terms, by the Company or its subsidiaries without cause, of any Operating Agreement between the Company and the Kaplans, as operators of the Company's facilities, or any Management Services Agreement between the Company's wholly-owned subsidiary and the Kaplans. If the employment of the Executive is terminated for any reason, he may withdraw as a licensed operator of certain of the Company's facilities. Likewise, if the Executive is terminated by the Company as an operator of one of its facilities, he may resign his employment with the Company.

     If the Executive terminates his employment with the Company for Good Reason (including the

Company giving notice of non-renewal) or is terminated without Cause, he will receive severance pay (i) in an amount equal to two years' Base Salary and bonus, plus (ii) continued medical benefits for two years. The agreement provides that the Executive will have no obligation to mitigate the Company's financial obligations in the event of his termination for Good Reason or without Cause and there will be no offset against the Company's financial obligations for other amounts earned by the Executive. If termination is the result of Executive's death or disability, the Company will pay to the Executive (or his estate), an amount equal to six months' Base Salary at his then current rate of pay (reduced in the case of disability by his long-term disability policy payments). If the Executive's employment is terminated by him for Good Reason or by the Company without Cause, he may also withdraw as an operator of the Company's facilities; in such an event, he will be entitled to receive twice his pro rata share of the operating fees (net of fees payable under the applicable Management Services Agreement) for the preceding twelve months.

Compensation Committee Report

     Compensation Policies. The principal goal of the Company's compensation program as administered by the Compensation Committee is to help the Company attract, motivate and retain the executive talent required to develop and achieve the Company's strategic and operating goals with a view to maximizing stockholder value.

     CEO's Compensation; Compensation of the Kaplans.

     Salary. The Company entered into employment agreements with each of Glenn Kaplan, Wayne L. Kaplan and Evan A. Kaplan prior to the formation of the Compensation Committee. Pursuant to such agreements, the Company paid to each Kaplan an annualized base salary of $213,000 from October 1, 1996 to December 31, 1996. The Compensation Committee has determined that, in 1997, the Kaplans will be paid an annualized base salary of $237,000. These base salaries are competitive with those payable to executives holding corresponding positions at corporations within the Company's industry that are of comparable size. Individual experience and performance is considered when setting salaries within the range for each position, although the Employment Agreements between the Company and each of the Kaplans provide that each Kaplan shall receive equal compensation. Annual reviews are held and adjustments are made based on attainment of individual goals and in a manner consistent with the Company's overall operating and financial performance.

     Bonus. Each Kaplan also received a bonus of $26,500 for the period from October 1, 1996 to December 31, 1996. In making its determination of the bonus amounts, the Compensation Committee reviewed a compensation survey prepared by Sibson & Co., a compensation consulting firm. Several other factors were considered in the decision to award 1996 bonuses to the Kaplans, including the Company's performance in reaching or exceeding its development and acquisition goals.

     Compensation of Other Executive Officers and Key Employees.

     Base Salary. Base salaries paid in 1996 to the Company's executive officers and key employees are competitive with those payable to executives holding corresponding positions at corporations within the Company's industry that are of comparable size. Individual experience and performance is considered when setting salaries within the range for each position. Annual reviews are held and adjustments are made based on attainment of individual goals and in a manner consistent with the Company's overall operating and financial performance.

     Annual Bonus. The annual bonus is intended to motivate individual and team performance by creating potential to earn annual incentive awards that are contingent upon the performance of the Company and that are comparable to those payable to executives and key employees holding corresponding positions at corporations within the Company's industry that are of comparable size. Bonuses for 1996 were determined both by evaluations of individual performance and by the Company's successful initial public offering of its common stock and the successful execution of the Company's growth strategy during the period.

     Long-Term Incentives. The Company provides its executives and key employees with long-term incentive compensation through grants of stock options under the Company's stock option plans. The grant of stock options aligns the executive's interests with those of the Company's stockholders by providing the executive with an opportunity to purchase and maintain an equity interest in the Company and to share in the appreciation of the value of the Company's Common Stock. The size of option grants is comparable to grants by other corporations within the Company's industry that are of comparable size.


                                   The Compensation Committee

                                   Glenn Kaplan
                                   Joseph G. Beck
                                   Gerald Schuster

Compensation Committee Interlocks and Insider Participation

     Compensation policies and decisions, including those relating to salary, bonuses and benefits of executive officers, were set or made by the Board of Directors from the formation of the Company to the time of the Initial Public Offering. The Kaplans participated as members of the Board of Directors in deliberations concerning executive officer compensation. Upon consummation of the Initial Public Offering, the Board of Directors created a Compensation Committee consisting of a majority of Independent Directors, which recommends to the Board the cash compensation to be paid to the Company's executive officers. The members of the Compensation Committee are Glenn Kaplan, Joseph Beck and Gerald Schuster. Glenn Kaplan is the Chief Executive Officer of the Company, is party to certain agreements by which he in his individual capacity is the licensed operator of certain of the Company's New York facilities, and was party to certain transactions with the Company in connection with the formation of the Company. See "Certain Transactions." Glenn Kaplan does not participate in discussions regarding compensation to be paid to him or to Wayne Kaplan or Evan Kaplan.

Performance Graph

     The following performance graph compares the cumulative total return of the Company's Common Stock (on which no dividends have been paid) from September 26, 1996 (the first day of public trading of the Company's Common Stock) through December 31, 1996 to the cumulative total return of the Russell 2000 Stock Index and the Peer Group Index (defined below) for the same time period. The graph assumes that $100 was invested on September 26, 1996 in the Company's Common Stock and each of the indices and assumes reinvestment of dividends. The initial public offering price of the Company's Common Stock was $10.00 per share.

     The Peer Group Index is composed of other major publicly traded assisted living companies. These companies are ARV Assisted Living, Assisted Living Concepts, Emeritus Corp., Just Like Home, Inc., Karrington Healthcare, Regent Assisted Living, Sterling House Corp. and Sunrise Assisted Living. The companies in the Peer Group Index are weighted by their respective market capitalization at September 26, 1996.

           [LINE GRAPH OMITTED CONTAINING THE FOLLOWING DATA POINTS]

                      Comparison of Cumulative Total Return

                      Among Kapson Senior Quarters Corp.,
                 The Russell 2000 Index and A Peer Group Index

                                          09/26/96                   12/31/96
                                          --------                   --------

Kapson Senior Quarters Corp.                100                         78

Peer Group Index                            100                         90

Russell 2000                                100                        105

Certain Transactions

     Consolidating Transactions. The Company was formed in order to consolidate and expand the assisted living business of the Kapson Group (the "Predecessor"). The Predecessor historically operated its business through a number of partnerships, limited liability companies and S corporations. In connection with the Initial Public Offering, the Predecessor and the Company entered into certain transactions pursuant to which the Company received substantially all of the Predecessor's assets associated with its assisted living business. In addition, a number of transactions were entered into in connection with the operation of the Company's facilities, largely in order to comply with applicable law and regulations.

     Conveyance of Assisted Living Business to the Company. Upon the consummation of the Initial Public Offering, the Predecessor transferred to the Company the following: (i) certain wholly-owned subsidiaries of the Predecessor that owned the entire fee in the land and building underlying six facilities (Town Gate East, Town Gate Manor, Senior Quarters at Huntington Station, Senior Quarters at Centereach I, Senior Quarters at Centereach II and Senior Quarters at Stamford); (ii) certain wholly-owned subsidiaries of the Predecessor that owned, directly or indirectly, less than the entire fee in the land and building underlying five facilities (23.75% of Change Bridge Inn, 50.1% of Senior Quarters at Chestnut Ridge, 50% of Senior Quarters at East Northport, 10% of Senior Quarters at Jamesburg and 11% of Senior Quarters at Glen Riddle); (iii) two wholly-owned subsidiaries of the Predecessor that provided management services for all the foregoing facilities, in addition to four facilities in which the Predecessor did not have an equity interest (Castle Gardens, The Regency at Glen Cove, Senior Quarters at Lynbrook and Senior Quarters at Cranford); (iv) the Predecessor's interest in pre-construction development projects in seven facilities (Patterson, NY; Albany, NY; Briarcliff Manor, NY; Tinton Falls, NJ; Westchester County, NY; Riverdale, NY and Northampton County,
PA); and (v) all of its other assets relating to its assisted living business. In consideration of the foregoing, the Company: (i) issued to the Kaplans, as sole equal partners of the Predecessor, 4,150,000 shares of Common Stock, and paid to them the sum of $6.0 million (representing the approximate tax liability incurred by the Kaplans in connection with transactions pertaining to the transfer by the Predecessor of its facilities to the Company); and (ii) agreed to pay all real estate transfer taxes arising out of the foregoing transactions (approximately $83,000). As a result of these transactions, the Company assumed all indebtedness encumbering the facilities. The Kaplans had guaranteed certain indebtedness incurred by the Predecessor with respect to certain facilities, and the Kaplans were released from such guarantees.

     Arrangements Regarding Operation of Certain Facilities. Because of New York law and regulations, the Kaplans individually are the operators of substantially all the Company's assisted living facilities located in New York. Of these facilities, the Kaplans are or will be the operators of Town Gate East, Town Gate Manor, Senior Quarters at Huntington Station, Senior Quarters at Centereach I, Senior Quarters at Centereach II, Senior Quarters at Chestnut Ridge and Senior Quarters at Lynbrook, either pursuant to a separate operating agreement entered into by the Company and the Kaplans (each, an "Operating Agreement") or the pre-existing agreement with the unaffiliated owner of the facility (that has been assigned to the Kaplans). Each Operating Agreement has a term of 25 years and provides for an operating fee equal to 5% of gross revenues of the facility. The pre-existing agreements with third-party owners generally have a term of five years and provide for an operating fee equal to 5% of gross revenues or the greater of 5% of gross revenues and a minimum fee (ranging from $96,000 to $150,000 per annum). In some instances, the Company may also be entitled to an incentive fee or may have an equity interest in the facility. The Kaplans, as operators of each of these facilities, have engaged a wholly-owned subsidiary of the Company to provide certain management services in connection with the day-to-day operations of each facility, in each case pursuant to a separate Management Services Agreement (each, a "Management Services Agreement"). Each Management Services Agreement is co-terminous with the underlying Operating Agreement or pre-existing agreement with the third-party owner. The fee payable to the Company's subsidiary under each Management Services Agreement is 30% of the operator's fee, increasing to 96% of all the fees generated by aggregate gross revenues of all facilities operated under this fee structure exceeding $23.0 million. The Kaplans have also agreed that, with respect to any other projects for which the Company may not act as the licensed operator (such as Senior Quarters at East Northport), they will act as licensed operators in exchange for a fee equal to 5% of gross revenues and pay the Company's wholly-owned subsidiary a servicing fee equal to 96% of their operating fee. The Operating Agreements may be terminated: (i) by either the Company or the licensed operators upon the occurrence of certain events of default (such as failure to timely pay the licensed operators' fees, failure to perform any material term, provision or covenant, subject to certain cure periods, or an event of default under the Management Services Agreement);
(ii) by the Company upon the death or disability of all the licensed operators;
(iii) by the licensed operators upon a change of control in the Company or at any time after five years; or (iv) by the Company in its discretion at any time, provided that if the Operating Agreement is terminated by the Company other than for an event of default by the licensed operators, the licensed operators will be entitled to liquidated damages equal to twice the licensed operators' fees under the applicable Operating Agreement (net of fees payable under the applicable Management Services Agreement) over the preceding twelve months. In addition, the employment agreement with each Kaplan provides that each Kaplan may withdraw as a licensed operator if he ceases to be an employee of the Company for any reason, and that if his employment is terminated by him for good reason or by the Company without cause, he will be entitled to receive, in addition to the severance payments provided for in his employment agreement, either the liquidated damages provided for in the applicable Operating Agreement or a lump sum equal to twice his share of the licensed operators' fees (net of fees payable under the applicable Management Services Agreement) for the preceding twelve months. Good reason includes the termination of an Operating Agreement or a Management Services Agreement by the Company or its wholly-owned subsidiary, as the case may be, other than in accordance with its terms or by a licensed operator because of an event of default. Legislation has been enacted in New York State that allows privately-owned corporations to operate certain types of licensed facilities, including ALP facilities. As a result, the Kaplans may form one or more corporations to operate these facilities. The Kaplans are entitled, pursuant to the Operating Agreements, to assign such agreements to any corporation that is wholly owned by them.

Certain Transactions Regarding Sales of Common Stock

     Restrictions on Transfer. Each Kaplan has agreed with the Company that he shall not, for as long as he shall be the licensed operator of any of the Company's facilities, transfer any shares of Common Stock if it would result in his personally owning fewer than 500,000 shares of Common Stock initially, or 250,000 shares of Common Stock after the fifth anniversary of the consummation of the Initial Public Offering, in each case subject to certain exceptions. In addition, a stockholders' agreement between the Kaplans and the Company provides
(i) each Kaplan with a right of first refusal with respect to a transfer of the shares of Common Stock of the other Kaplans, except for a limited exception in the case of death, and (ii) that the Kaplans shall vote all their shares of Common Stock as a unit.

     Registration Rights. Each of the Kaplans, along with Herbert Kaplan, who beneficially own in the aggregate 4,150,000 shares of Common Stock, is entitled to certain rights with respect to the registration of such shares under the Securities Act of 1933 (the "Securities Act"). Under the terms of the agreement between the Company and the Kaplans, if the Company proposes to register any of its securities under the

Securities Act, either for its own account or for the account of other security holders exercising registration rights, each of the Kaplans is entitled to notice of such registration and is entitled to include shares of such Common Stock therein. The stockholders benefitting from these rights may, acting jointly, also require the Company on two separate occasions to file a registration statement under the Securities Act at the Company's expense with respect to shares of Common Stock beneficially owned by them, and the Company is required to use its diligent reasonable efforts to effect such registration. These rights are subject to certain restrictions, conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in such registration.

     Shattuck Hammond Fee. Upon consummation of the Initial Public Offering, the Company paid its financial advisor, Shattuck Hammond, approximately $887,500, as its fee for various investment banking services rendered. Joseph G. Beck, a director of the Company, is a founding principal, executive committee member and shareholder of Shattuck Hammond.

     Future Transactions. The Board of Directors of the Company has adopted a policy that future transactions between the Company and its officers, directors, principal stockholders and their affiliates will be subject to the approval of a majority of the Independent Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                             STOCKHOLDERS PROPOSALS

     Stockholders of the Company wishing to include proposals in the proxy material in relation to the annual meeting of the Company to be held in 1998 must submit the same in writing so as to be received at the executive office of the Company on or before February 25, 1998. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholders' proposals.

                                  ANNUAL REPORT

     The Company's Annual Report for the fiscal year ended December 31, 1996 is being mailed together with this Proxy Statement to the Company's stockholders of record at the close of business on June 6, 1997.

                                 OTHER BUSINESS

     The Board of Directors does not know of any other business to be presented at the meeting and does not intend to bring any other matters before the meeting. However, if any other matters properly come before the meeting or any adjournments thereof, it is intended that the persons named in the accompanying proxy will vote thereon according to their best judgment in the interests of the Company.


                                   By Order of the Board of Directors,


                                   Wayne L. Kaplan
                                   Secretary

June 23, 1997


STOCKHOLDERS ARE REQUESTED TO DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOUR PROMPT RESPONSE WILL BE HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.

                          KAPSON SENIOR QUARTERS CORP.

                                      PROXY


     The undersigned hereby appoints Glenn Kaplan, Wayne L. Kaplan and Evan A. Kaplan, and each of them, with power of substitution, to represent and to vote on behalf of the under signed all of the shares of Kapson Senior Quarters Corp. (the "Corporation") which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the offices of the Corporation, 242 Crossways Park West, Woodbury, New York, 11797 on Friday, July 18, 1997, at 10:00 a.m., local time, and at any adjournment or adjournments thereof, hereby revoking all proxies heretofore given with respect to such stock, upon the following proposals more fully described in the notice of and proxy statement for the meeting (receipt of which is hereby acknowledged).

                         (To be Signed on Reverse Side)

                                                                     See Reverse

|X|      Please mark your
         votes as in this
         example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR 1 AND 2.

1.   ELECTION OF DIRECTORS

     FOR all nominees listed below (except as marked to the contrary) |_|

     WITHHOLD AUTHORITY to vote for all nominees listed below |_|

     Nominees: Glenn Kaplan, Joseph G. Beck, Bernard J. Korman

     (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

2. PROPOSAL TO RATIFY THE APPOINTMENT OF COOPERS & LYBRAND, L.L.P. AS THE INDEPENDENT PUBLIC ACCOUNTANTS OF THE CORPORATION.

                 |_| FOR    |_| AGAINST    |_| ABSTAIN

3. In their discretion upon such other matters as may properly come before the meeting.

     I will attend the meeting.  |_|          I will not attend the meeting. |_|

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

     ________________________________________ Date _____________
                   Signature

     ________________________________________ Date _____________
           Signature if held jointly

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

         Please return promptly in the enclosed postage-paid envelope.